Exhibit 10.1

EXECUTION VERSION

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO RULE 601(B)(10) OF REGULATION S-K. THE OMITTED INFORMATION IS (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

MASTER LICENSE AGREEMENT

by and between

T-MOBILE USA, INC.

and

ADI LEASING COMPANY, LLC

TABLE OF CONTENTS

Page

1.	LICENSE OF PREMISES	1

(a)	License	1
(b)	Definitions	2
(c)	Affiliates and Subsidiaries	2
(d)	Confidentiality	2
(e)	Leasing Structure; Commitment	3
(f)	Existing Sites	4

2.	TERM	5

(a)	Term of MLA	5
(b)	Term of SLA	5

3.	LICENSE FEES	5

(a)	License Fee Commencement	5
(b)	License Fee Amount	5
(c)	Escalator	6
(d)	Holdover License Fee	6
(e)	Sunset Clause	6

4.	LICENSOR’S PROPERTY INTEREST	6

(a)	Prime Lease.	6
(b)	Licensor’s Warranties	6
(c)	Owner Consents	6
(d)	Licensor’s Covenants	7

5.	USE OF PREMISES	7

(a)	Permitted Use	7
(b)	Maximum Configuration	8

6.	ACCESS TO PREMISES	9

(a)	Access to Ground-Based Facilities	9
(b)	Access to Tower	10

7.	USE OF EASEMENTS AND UTILITIES	10

(a)	Ancillary Facilities	10

8.	OWNERSHIP OF IMPROVEMENTS	10

9.	APPLICATION FOR LICENSE OR MODIFICATIONS; ENTRY FOR STUDIES; EXECUTION OF SLA; APPROVAL OF FACILITIES	11

(a)	Application for License or Modifications	11
(b)	Delivery of Tower Information	11
(c)	Right of Entry	11
(d)	Execution of SLA	11
(e)	Licensor’s Approval of Antenna Facilities	12

10.	NOTICE TO PROCEED; MODIFICATION; ACCESS	12

(a)	Notice to Proceed	12
(b)	Modifications to Previously Approved Antenna Facilities	12
(c)	Access by Authorized Persons	13
(d)	Radio Frequency Site Analysis	13

11.	LIMITATIONS ON ANTENNA FACILITIES	14

(a)	Height Limitation	14
(b)	Code Compliance	14
(c)	Fencing	14
(d)	Legal Compliance	14
(e)	Safety	14

12.	MAINTENANCE AND COMPLIANCE WITH LAW	14

(a)	Licensor Obligations	14
(b)	Licensee Obligations	15
(c)	Cooperation	15

13.	INTERFERENCE	16

(a)	No Interference	16
(b)	Other Licenses	16
(c)	Enforcement	16

14.	INDEMNIFICATION	16

15.	INSURANCE	16

(a)	Commercial General Liability Insurance	16
(b)	Workers’ Compensation and Employer’s Liability Insurance	17
(c)	Automobile Insurance	17
(d)	Commercial Property and Builder’s Risk Insurance	17
(e)	Umbrella Insurance	17
(f)	Certificates of Insurance	17
(g)	Subcontractor Insurance	17
(h)	Licensor Insurance	17

(i)	Insurer Qualifications	17
(j)	Waiver of Subrogation	18

16.	ENVIRONMENTAL	18

17.	CASUALTY	18

18.	CONDEMNATION	19

19.	TAXES	19

(a)	Licensee’s Obligations	19
(b)	Licensor’s Obligations	19
(c)	Contest of Taxes	19

20.	TERMINATION	20

(a)	Termination Events	20
(b)	Effect of Termination	20
(c)	Termination Notices	21

21.	REMOVAL OF ANTENNA FACILITIES; WAIVER OF LICENSOR’S LIEN	21

(a)	Removal	21
(b)	Waiver of LICENSOR’S Lien	21

22.	DEFAULT AND REMEDIES	21

(a)	LICENSEE Default	21
(b)	LICENSOR’S Remedies	22
(c)	LICENSOR Default	22
(d)	LICENSEE’S Remedies	22
(e)	No Effect on MLA	23
(f)	No Waiver	23
(g)	Attorneys’ Fees	23

23.	LIMITATION OF LIABILITY	23

24.	BINDING ON SUCCESSORS AND ASSIGNS	23

25.	ASSIGNMENT AND OTHER TRANSFERS; SUBLEASING	24

(a)	Transfers by Licensee	24
(b)	Subletting	24
(c)	Conditions of Transfer by Licensor	24
(d)	Transfer by Licensor	24
(e)	New Licensor Option	24
(f)	Roaming and MVNOs	24

26.	SUBORDINATION AND NON-DISTURBANCE	24

27.	ESTOPPEL CERTIFICATES	25

28.	SHARED ASSETS	25

29.	RECORDING	25

30.	PUBLICITY	25

31.	QUIET ENJOYMENT	26

32.	TITLE	26

33.	INTEGRATION	26

34.	GOVERNING LAW	26

35.	NOTICES	26

36.	MISCELLANEOUS	27

37.	SURVIVAL	27

38.	REVENUE SHARE, CONSENT FEES, OR OTHER SIMILAR FEES OR CHARGES APPLICABLE TO LICENSEE	27

39.	COUNTERPARTS	27

40.	ADDITIONAL LICENSOR OBLIGATIONS	28

(a)	Definition	28
(b)	Other T-Mobile Locations	28
(c)	At-Risk Sites	28

41.	LICENSOR HIGH-COST PRIME LEASE COSTS	28

42.	TRANSFER PRICING PROHIBITION	28

43.	SHORT-TERM SPECTRUM MANAGER LEASE/SUBLEASE	29

EXHIBIT A – SITE LICENSE AGREEMENT

EXHIBIT B – LICENSOR’S APPLICATION FORM

EXHIBIT C – AMENDMENT TO SITE LICENSE AGREEMENT

EXHIBIT D – FEE SCHEDULE

EXHIBIT E – INTERIM SITES – SPECIAL TERMS

EXHIBIT F – EXISTING TOWERS

EXHIBIT G –TOWERS UNDER CONSTRUCTION

EXHIBIT H – COMMITTED SITES

EXHIBIT I – EXISTING SITES

v

EXHIBIT J – INTERIM SITES

EXHIBIT K – SHARED ASSET AGREEMENTS

EXHIBIT L – SOLE OCCUPANT SITES

EXHIBIT M – ANTICIPATED SITES

MASTER LICENSE AGREEMENT

This Master License Agreement (“MLA”) is made and entered into as of the date of closing under the SPA (as defined below) (the “Effective Date”) between T-Mobile USA, Inc., a Delaware corporation (“T-Mobile”), on behalf of its participating Affiliates and Subsidiaries as that term is defined herein (T-Mobile’s Affiliates and Subsidiaries that become parties to SLAs (as defined below) are herein referred to as “LICENSEE”), and ADI Leasing Company, LLC (“USCC”), a Delaware limited liability company, on behalf of its Affiliates and Subsidiaries (USCC’s Affiliates and Subsidiaries that become parties to SLAs are herein referred to as “LICENSOR”). T-Mobile and USCC are referred to collectively herein as the “Parties” and individually as a “Party.”

WITNESSETH:

A.            WHEREAS, Telephone and Data Systems, Inc., a Delaware corporation, United States Cellular Corporation, a Delaware Corporation, USCC Wireless Holdings, LLC, a Delaware limited liability company (“Company”), and T-Mobile US, Inc., a Delaware Corporation, have entered into that certain Securities Purchase Agreement dated as of May 24, 2024 (the “SPA”) providing for, among other things, the transfer of USCC’s Business, as defined in the SPA, to Company and the acquisition of all of the equity interests in Company by T-Mobile;

B.             WHEREAS, following the closing under the SPA, USCC and its Affiliates and Subsidiaries will remain the owners of, or otherwise have a property interest in, certain buildings, towers, facilities and/or real property at which T-Mobile, through one of its Affiliates and Subsidiaries, may from time to time install and maintain communications facilities as hereinafter described;

C.             WHEREAS, USCC, on behalf of Affiliates and Subsidiaries, and T-Mobile, on behalf of its Affiliates and Subsidiaries, desire to enter into this MLA to set forth the terms and conditions that will govern the relationship between the Parties with respect to particular Sites (as defined below in Section 40(a)) at which LICENSOR may permit LICENSEE to install and maintain its facilities as hereinafter set forth; and

D.             WHEREAS, LICENSOR and LICENSEE will enter into a Site License Agreement (“SLA”) with respect to any particular Site that the Parties agree to license;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to legally be bound hereby, the Parties hereto agree as follows:

1.	LICENSE OF PREMISES.

(a)            License. LICENSOR will license to LICENSEE those certain spaces on LICENSOR’S buildings, properties and/or towers as described in the SLAs to be executed by the Parties. Each SLA will be deemed to incorporate each of the terms and conditions set forth herein. The Parties shall utilize the SLA form attached hereto as Exhibit A and incorporated by this reference. The material form of the SLA may not be changed without mutual agreement of LICENSOR and LICENSEE. The terms and conditions of this MLA shall govern and control in the event of a discrepancy or inconsistency with the terms and conditions of any SLA. Notwithstanding the foregoing, (i) any specific terms and conditions set forth in the “Special Provisions” section of an SLA will control over any terms and conditions in this MLA (including Exhibit E for Interim Sites (defined below)) and (ii) with respect to Interim Sites, the terms and conditions set forth in Exhibit E of this MLA shall govern, control and take precedence over any discrepancy or inconsistency with the terms and conditions in the body of this MLA or any SLA (except as provided in the foregoing subpart (i)).

(b)            Definitions. LICENSOR owns or has a leasehold or easement interest in the transmission towers, wireless communication towers, or other similar towers, antenna structures or rooftops that are listed on Exhibit F (each, an “Existing Tower”) and Exhibit G sets forth the transmission towers, wireless communication towers, or other similar towers, antenna structures or rooftops to be constructed, including future towers in which grants have been received by LICENSOR, but construction has not begun, by LICENSOR (each, a “Tower Under Construction”) (the Existing Towers and the Towers Under Construction and any replacement of any Existing Tower or Tower Under Construction, each a “Tower” and, collectively, the “Towers”). The date on which an SLA is signed by both Parties is referred to hereinafter as the “SLA Effective Date.” The real property interest of LICENSOR in the parcel of land or other real property (including the roof of a building), together with all easements, rights of way, and other rights appurtenant thereto upon which a Tower is located is hereafter referred to as the “Real Property.” The Real Property, Tower(s) and any other improvements located (or to be located) at the Real Property and that are (or will become) subject to an SLA are hereinafter collectively referred to as the “Site” (as further defined below in Section 40(a)). The portion of the Site licensed to LICENSEE, including any particular space on a Tower, any space on the ground and any right-of-way or easement which is part of the Real Property, is referred to hereinafter as the “Premises.”

(c)            Affiliates and Subsidiaries. As used in this MLA, the term “Affiliates and Subsidiaries” means, with respect to the Party in question, any entity or person that owns or controls, is owned or controlled by, or is under common control with such Party. “Control” (including the terms controlling, controlled by and under common control with) means, with respect to a Party, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise. As used in this MLA, the term “LICENSEE” shall mean the T-Mobile Affiliate or Subsidiary that is a party to a particular SLA. Notwithstanding anything to the contrary herein, as it relates to T-Mobile and any LICENSEE, the term “Affiliates and Subsidiaries” shall in no event include any parent entity of T-Mobile, or any person or entity holding any ownership or controlling interest in T-Mobile. As used in this MLA, the term “LICENSOR” shall mean the USCC Affiliate or Subsidiary that is a party to a particular SLA. Neither T-Mobile nor USCC will be a party to any SLA entered into under this MLA. Notwithstanding anything to the contrary herein, as it relates to USCC and any LICENSOR, the term “Affiliate and Subsidiaries” shall in no event include USCC, any of its parent entities, or any person or entity holding any ownership or controlling interest in USCC.

(d)            Confidentiality. Each Party shall keep the financial terms and conditions of this MLA and all SLAs, including without limitation all license fee schedules included in an SLA and all fees payable by either Party, confidential and shall not reveal such terms to third parties. Notwithstanding the previous sentence, each Party and its Affiliates and Subsidiaries may share this MLA and all SLAs with any: third party engaged, by a Party or its Affiliates and Subsidiaries, in the processing or administrating activities as detailed in this MLA and any SLA; lender; prospective lender; accountant; prospective accountant; investor; prospective investor; assignee; prospective assignee; purchaser; prospective purchaser; attorneys; underwriter; prospective underwriter; insurer; other advisor; prospective advisor; other third party with whom a Party or its Affiliates and Subsidiaries is compelled to share by a court order or other law; other third party with whom a Party or its Affiliates and Subsidiaries is required to share pursuant to any rules or regulations of the U.S. Securities Exchange Commission, any stock exchange, or any similar regulating body; or an Owner to the extent required under a Prime Lease (as those terms are defined in Section 4 of this MLA). To the extent commercially reasonable, the Party shall require such third party described in the preceding sentence to sign a commercially reasonable nondisclosure agreement in connection with the sharing of this MLA or any SLA.

(e)            Leasing Structure; Commitment. LICENSOR has a portfolio of approximately 4,400 Sites. Pursuant to the terms and conditions of this MLA, LICENSOR will lease or license to LICENSEE the following Sites:

(i)            The two thousand and fifteen (2,015) Sites (“Commitment”) identified in Exhibit H (the “Committed Sites”); provided, however, the Sites on Exhibit H are subject to change as a result of (A) Substitutions permitted in Section 1(e)(iv) and (B) reductions to the Commitment as set forth in Section 1(e)(v);

(ii)           The (A) approximate eighteen hundred (1,800) Sites set forth in Part A of Exhibit J (each individually an “Interim New Site” and collectively the “Interim New Sites”) and (B) approximate six hundred (600) Sites set forth in Part B of Exhibit J which share the same Tower and Real Property as an Existing Site (defined below) (each individually an “Interim Existing Site” and collectively the “Interim Existing Sites”). The Interim New Sites and the Interim Existing Sites are collectively referred to herein as the “Interim Sites” and each individually an “Interim Site.” In addition to the terms herein, the Interim Sites shall be subject to the terms set forth in Exhibit E. For the avoidance of doubt, with respect to Interim Existing Sites, this MLA and Exhibit E only governs the space on the Tower and Real Property utilized by LICENSOR immediately prior to the closing of the SPA and as further provided in Section 1(f) below, it does not modify or replace the rights and obligations granted to LICENSEE or its Subsidiary or Affiliate to use the Existing T-Mobile Space (defined in Exhibit E) on the same Tower and Real Property pursuant to the Existing Lease (i.e., each are distinct collocation spaces), except as otherwise provided in Exhibit E.

(iii)          LICENSEE may replace or add to the Committed Sites, rights to utilize additional Towers (A) through the Conversion of Interim Sites as provided in Exhibit E and (B) by adding new Sites as provided in Section 9(a)(i) of this MLA (any such new Site shall thereafter be a Committed Site if replaced or referred to as an “Additional Site” if the Site is more than the Commitment).

(iv)         The Sites on Exhibit H represent a “proxy” list of Sites which LICENSEE is designating as Committed Sites on the Effective Date based on preliminary integration planning. Until the earlier of (A) thirty (30) months after the Effective Date or (B) LICENSEE’s completion of Integration at a Committed Site, LICENSEE may in its sole discretion from time to time replace on a one-for-one basis a Site designated on the Effective Date as a Committed Site on Exhibit H with a Site designated as an Interim New Site in Part A of Exhibit J (“Substitution”). Upon completion of the Substitution, the SLA Commencement Date for such Substitution Sites shall be the Effective Date irrespective of any delays or failures in executing any required documentation. Any increase or decrease, as applicable, to the License Fees owed for a Site subject to a Substitution shall become effective on the first day of the month following LICENSEE’s notice to LICENSOR of the Substitution.

(v)          If there are more than fifty (50) elections under Section 41(b) or 41(c) of this MLA for a Site which is an Anticipated Site when the Fee Modification Request was made, then for each election over the respective fifty (50) threshold, the Commitment required in Section 1(e)(i) above will be reduced on a one-for-one basis thereafter. If there are more than fifty (50) Anticipated Sites for which an SLA Consent or a Direct License is not obtained pursuant to Section 4(c) prior to or within ninety (90) days after the Effective Date, then for each non-obtainment over the respective fifty (50) threshold, the Commitment required in Section 1(e)(i) above will be reduced on a one-for-one basis thereafter.

(vi)         The Parties will endeavor to document the Premises and other applicable terms for each individual Committed Site and any Additional Site with an SLA on or after the Effective Date; provided, however, until such SLA is executed, the terms and conditions of this MLA will apply to such Committed Site, Additional Site or Interim Site as if there is an SLA for such Committed Site or Interim Site that commenced on this MLA’s Effective Date. There will be no documentation of an Interim Site except that the Parties may enter into an omnibus SLA with respect to the Interim Sites. For the avoidance of doubt, the Parties acknowledge that the number of Committed Sites will always equal the Commitment number. To the extent that the number of Committed Sites is less than the Commitment number LICENSEE shall designate an available Site (which shall not include an Interim Existing Site) as a Committed Site.

(f)             Existing Sites. The Sites identified in Exhibit I that the Parties or their respective Affiliates and Subsidiaries entered into SLAs entered into pursuant to a Prior MLA (the Sites subject to such existing SLAs and individual lease or license agreements are referred to herein individually as an “Existing Site” and collectively as the “Existing Sites”). The Prior MLAs are the Master Tower Lease Agreement dated January 22, 2002 (the “VoiceStream MLA”), a Master Tower Lease Agreement dated August 20, 2003 (the “Sprint MLA”), and a Master License Agreement dated February 8, 2022 (the “T-Mobile MLA,” and together with the VoiceStream MLA, and the Sprint MLA, the “Prior MLAs”). The individual SLAs for Existing Sites entered into pursuant to the Prior MLAs and certain individual lease or license agreements are referred to herein individually as an “Existing Lease” and collectively as the “Existing Leases”. The Existing Leases are hereby amended for a new, initial fifteen (15) year term commencing on the Effective Date (such Existing Leases are referred to individually as an “Existing Lease Extension” and collectively as the “Existing Lease Extensions”). The Parties agree to (and shall cause their respective Affiliates and Subsidiaries to) cooperate to further document the Existing Lease Extensions as reasonably requested by either Party. The Parties agree (on behalf of themselves and their respective Affiliates and Subsidiaries) that (i) the Existing Lease Extensions described above and the Relocation right provided in Section 6 of Exhibit E hereto take precedence over, supersede, modify, govern and control to the extent that there are contrary terms in any Prior MLA or Existing Lease (even if such Prior MLA or Existing Lease purports to supersede, prevail or have priority over or negate any changes herein), and (ii) all other terms and conditions in the Prior MLA and Existing Leases shall remain in full force and effect and unmodified by this MLA.

2.	TERM.

(a)            Term of MLA. This MLA shall have an initial term of five (5) years, commencing on the Effective Date (the “Initial Term”). Upon the expiry of the Initial Term, this MLA will be automatically renewed for one (1) additional term of five (5) years (the “Extended Term”) unless T-Mobile provides written notice to LICENSOR of its intention not to renew at least ninety (90) days before the expiration of the Initial Term. Upon the expiration of the Extended Term, this MLA shall automatically renew for successive one (1) year terms unless either Party provides written notice of intention not to renew at least six (6) months prior to the expiration of the then current term. After expiration or termination of this MLA, its terms and conditions shall survive and govern with respect to any remaining SLAs in effect until their expiration or termination as provided under this MLA.

(b)            Term of SLA. Each SLA for a Site (other than an Interim Site which is governed by Exhibit E) shall have an initial term of fifteen (15) years (“Initial SLA Term”). Except with respect to Additional Sites and any Sites whose construction has not been completed on the Effective Date, the “SLA Commencement Date” shall be the Effective Date. With respect to any Additional Sites (other than Additional Sites added through Conversion) and any Sites whose construction has not been completed on the Effective Date, the SLA Commencement Date shall begin the first day of the first month following the earlier of (i) issuance of a Notice to Proceed (as defined below in Section 9(d)) by LICENSOR to LICENSEE or (ii) one hundred twenty (120) days from the SLA Effective Date. Except for Interim Sites, each SLA shall automatically be extended for up to four (4) additional terms of five (5) years each (each a “Renewal SLA Term”), upon the same terms and conditions, unless LICENSEE provides written notice of its intention not to renew to LICENSOR at least one hundred eighty (180) days before the expiration of the then current term. Notwithstanding the foregoing, if the Site is subject to a Prime Lease with a shorter term (as it may be extended) than provided for under this MLA, then the term of the SLA shall end with the term of the Prime Lease. LICENSOR shall notify LICENSEE at least twenty-four (24) months prior to the final Prime Lease expiration date if LICENSOR has reasonable cause to believe the Prime Lease extension will not be secured.

3.	LICENSE FEES.

(a)            License Fee Commencement. Except as set forth herein, the date on which the License Fee (as defined below in Section 3(b)) is first due under an SLA shall be the SLA Commencement Date. If the SLA Commencement Date and the termination date of an SLA do not occur on the first or last day of a month, respectively, the License Fee for such partial period shall be prorated by multiplying the monthly License Fee by a fraction, the numerator of which is the number of days of the applicable partial month during in the term and the denominator of which is the total number of days in the same calendar month.

(b)            License Fee Amount. The monthly license fee for the Sites for the first year of the SLA’s initial term shall be as follows (the “License Fee”):

(i)            (A) with respect to the Committed Sites, Two Thousand Three Hundred Dollars ($2,300.00), and (B) with respect to Additional Sites added to the MLA during the Initial Term, [***], plus in each case;

(ii)           the fees corresponding to any applicable additional Cabling (as defined below in Section 5(b)), microwave centerline, loading, and/or additional ground or vertical space pursuant to Section 5, plus in each case; and

(iii)          any applicable fees or revenue sharing as set forth in Section 38.

(c)            Escalator. Except for the Interim Sites, the License Fee shall be increased on the first (1st) day of the first (1st) month following the first (1st) anniversary of the SLA Commencement Date and annually thereafter by two and one-half percent (2.5%) (“Escalation Rate”) over the License Fee for the immediately preceding year. The License Fee shall be payable to LICENSOR at the address and on the terms identified in the SLA.

(d)            Holdover License Fee. If LICENSEE continues to occupy the Premises after termination or expiration of the SLA, LICENSEE shall pay the License Fee at the rate of [***] of the then-existing License Fee. The holdover period will be limited to one (1) year after the expiration of the SLA.

(e)            Sunset Clause. No claim, action or proceeding for any unpaid License Fees, bills or expenses, including but not limited to utility expenses or tax bills, may be brought later than three (3) years from the date the License Fee became due, utility expenses were incurred and/or from receipt of a tax bill at the time it is sent by the taxing jurisdiction (as distinguished from the time sent by LICENSOR or LICENSEE). Each Party waives the right to make such claims after such date.

4.	LICENSOR’S PROPERTY INTEREST.

(a)            Prime Lease. If LICENSOR’S interest in a particular Site is a leasehold or a license, then prior to execution of the SLA for that Site, LICENSOR shall provide LICENSEE with a copy of the written instrument creating LICENSOR’S real property interest (the “Prime Lease”). LICENSOR may redact financial information from the Prime Lease prior to delivery to LICENSEE. Except as herein otherwise expressly provided, all of the terms, covenants and provisions in the Prime Lease are hereby incorporated into and made a part of each individual SLA as if fully set forth therein. To the extent that the provisions of the Prime Lease are not incorporated therein, the provisions above as to the respective substitution of LICENSOR and LICENSEE for the landlord and the tenant named in the Prime Lease shall not apply. In the event of any conflict between the Prime Lease and this MLA or the applicable SLA, the terms and conditions of the Prime Lease shall govern and control. The interest of the landlord or licensor under the Prime Lease (“Owner”) in the real property of which the Site is a part is hereinafter referred to as the “Land.”

(b)            Licensor’s Warranties. LICENSOR represents and warrants to LICENSEE that each Prime Lease is in full force and effect, that LICENSOR is not in default thereunder, that no event has occurred that with notice or the passage of time or both would constitute a default thereunder. LICENSOR’s representations and warranties made pursuant to this Section 4(b) will be deemed remade by LICENSOR at the time each SLA is executed.

(c)            Owner Consents. Certain Prime Leases may require (i) a consent or other approval from the Owner (an “SLA Consent”), (ii) LICENSEE to obtain a direct license or lease from the Owner (a “Direct License”) to enable LICENSEE’s use of the Premises in accordance with this MLA, or (iii) or both. LICENSOR shall use commercially reasonable efforts to obtain all SLA Consents that are required as of the Effective Date. LICENSOR and LICENSEE shall each use commercially reasonable efforts and reasonably cooperate to obtain any Direct Licenses that are required as of the Effective Date; provided, however, neither LICENSEE nor LICENSOR will be required to bear any fees charged by any Owner to obtain such Direct License. LICENSOR may, in its sole discretion, agree to bear any fees charged by any Owner to obtain a Direct License. If an SLA Consent or Direct License that is required for a Site listed on Exhibit M (the “Anticipated Sites”) is not obtained prior to or within ninety (90) days after the Effective Date, then LICENSOR must provide written notice to LICENSEE and LICENSEE shall have the right to terminate the SLA for such Committed Site by providing written notice to LICENSOR before such SLA Consent or Direct License is obtained, and, upon LICENSEE’s termination, the Commitment shall be subject to reduction pursuant to Section 1(e)(v). If and when such SLA Consent or Direct License is obtained, LICENSOR and LICENSEE shall promptly take any actions required to effectuate the SLA for such impacted Site. Notwithstanding anything in this MLA or any SLA to the contrary, but without limiting any of LICENSOR’s duties and obligations arising under this MLA, neither this MLA nor any SLA shall constitute a sublease, sublicense, or other conveyance of a Site or the Prime Lease for such Site if an attempted sublease, sublicense or other conveyance thereof, without a required SLA Consent or Direct License would constitute a breach of the Prime Lease or adversely affect the rights of LICENSOR thereunder (“Adverse Impact”), but only to the extent such SLA Consent or Direct License has not been obtained. If LICENSOR and LICENSEE are unable to obtain the SLA Consent or Direct License on commercially reasonable terms despite using their commercially reasonable efforts, LICENSOR and LICENSEE shall cooperate in good faith in effectuating a lawful and commercially reasonable arrangement to make the impacted Site available to LICENSEE without any Adverse Impact and ensuring to the maximum extent possible that LICENSOR and LICENSEE equitably receive the benefits and burdens (including payment obligations) associated with the subject Site and are in the same (or as close as reasonably possible) legal and financial position as they would have been if such SLA Consent had been obtained. If and when such SLA Consent or Direct License is obtained, LICENSOR and LICENSEE shall promptly take any actions required to effectuate the SLA for such impacted Site. For the avoidance of doubt, nothing in this Section 4(c), shall require LICENSEE to bear any costs in excess of those which would have existed if the SLA for such Site had been executed. LICENSOR shall provide regular updates to LICENSEE of its receipt of SLA Consents and LICENSEE shall provide regular updates to LICENSOR of its receipt of Direct Licenses. The provisions of this Section 4(c) shall not apply to any Additional New Sites.

(d)            Licensor’s Covenants. LICENSOR shall timely comply with all terms and conditions of the Prime Lease throughout the term of the applicable SLA. LICENSOR shall not take any action that would cause a default under or result in early termination of the Prime Lease. Upon the receipt by LICENSOR of a notice of default under such Prime Lease that, in the LICENSOR’s sole opinion, will adversely impact LICENSEE, LICENSOR shall promptly provide notice to LICENSEE. LICENSOR shall not take any action that would result in early termination of any Prime Lease during the term of the applicable SLA. If LICENSOR or an Affiliate or Subsidiary acquires the interest of the Owner in the Premises or Site, the merger of the Prime Lease will not cause a termination of the SLA.

5.	USE OF PREMISES.

(a)            LICENSEE shall use and have access to the Premises for the purpose of (i) constructing, installing, maintaining, relocating and operating a wireless communications facility and uses incidental thereto, including but not limited to radio transmitting and receiving equipment, antennas, microwave dishes, base stations, equipment shelters, cabinets, emergency power generators, accessory equipment, cables and utility lines and related personal property (collectively, the “Antenna Facilities”) and (ii) the transmission and reception of wireless signals and other activities in connection with the provision of wireless communications services utilizing any technology protocols and frequencies for which an Affiliate or Subsidiary of T-Mobile has been granted a license by the Federal Communications Commission (“FCC”) or any frequencies any Affiliate or Subsidiary or T-Mobile leases, licenses, acquires or otherwise has the right to use.

(b)            At each Premises and for any Site type LICENSOR shall provide Tower space and loading capacity, and, if available, the minimum necessary ground space, to allow for and support LICENSEE’S “Maximum Configuration,” which as defined and used herein shall consist of the following:

(i)            Any combination of Tower-mounted antennas and related electronic equipment, which may differ in type, quantity, weight and dimensions, provided that such equipment (A) may not have a combined surface area that exceeds twenty-five thousand (25,000) square inches when determined by multiplying the two largest dimensions (length, width or depth) of such equipment, and (B) be contained within a ten foot (10’) vertical space or “envelope” on the subject Tower, and (C) comply with all other restrictions herein. Any equipment in excess of the Maximum Configuration shall be priced at [***] per square inch;

(ii)           If available, ground space or space in shelters up to two hundred forty (240) contiguous square feet and any ground space in excess of 240 square feet will be priced at [***], and there shall be no additional charge for generators installed by LICENSEE if the generators fit within its allocated 240 square feet of ground space. If the Prime Lease requires any subtenant to obtain ground space directly from the Owner, then the LICENSEE will be required to obtain that ground space from the Owner;

(iii)          Microwave (“MW”) antennas will be deemed to be included within the Maximum Configuration provided that they fit within the ten foot (10’) vertical envelope described above, if applicable; and

(iv)         Any and all Cabling sufficient to support LICENSEE’s network as determined by LICENSEE in LICENSEE’s reasonable discretion; provided that the total sum of such Cabling’s nominal outside diameters may not exceed twenty-two inches (22”). “Cabling” means the following types of cables connecting to the Antenna Facilities; co-axial cabling, electrical power cabling, hybrid cabling, ethernet cabling, fiber-optic cabling or remote electrical tilt antenna controller cabling, together with any associated conduit, piping, sheathing or other enclosure to encase, mount, or protect any such cabling and any other cables of similar use or nature. Cabling exceeding twenty-two inches (22”) will be priced at [***] per nominal outside diameter inch.

(c)            If a RAD Center outside the ten foot (10’) vertical space envelope is necessary for the placement of MW equipment, whether such RAD Center is needed on or after the Effective Date, (x) the License Fee shall increase by [***] per month and [***] per diameter foot per MW dish per month, effective as of the date such installation is complete, (y) LICENSEE will have the unconditional right to terminate such MW amendment at any time upon 90 days’ written notice to LICENSOR, and (z) any License Fee increase associated with the MW equipment shall cease upon the removal of such equipment from the Tower. The License Fee reduction will be contingent upon completion of the following actions: (1) LICENSEE provides proof of the removal of the MW equipment (“Close-Out Package”) and (2) LICENSOR’s approval of such Close-Out Package. The Close-Out Package will consist of photographic evidence of the removal of the MW equipment. LICENSOR shall have thirty (30) days (the “Review Period”) to review and approve or reject the Close-Out Package, and if LICENSOR does not approve or reject the Close-Out Package within the Review Period, LICENSOR’s approval will be deemed given. The reduction to the License Fee will be effective on the first day of the month following the approval of the Close-Out Package. If a RAD Center on a Tower for an Interim New Site exists solely for the placement of MW equipment for backhaul and there are no other Antenna Facilities on the Tower, LICENSEE may designate such Interim New Site as a “MW Only Site” as provided in Exhibit E. The License Fee owed for a MW Only Site with additional paying subtenants on the same Tower shall be reduced to the charges set forth in this Section 5(c) plus any applicable fees or revenue sharing as set forth in Section 38. The License Fee for any MW Only Site without additional paying subtenants on the same Tower shall be the greater of (i) the charges set forth in this Section 5(c) plus any applicable fees or revenue sharing as set forth in Section 38 or (ii) the lesser of (A) 130% of the amount LICENSOR is required to pay the Owner for such Site and (B) the Interim Site License Fee (i.e., [***] per month) which amount shall automatically increase at the end of the Interim Site Term to the License Fee charged for Additional Sites. MW Only Sites which pay a reduced License Fee as provided in this Section 5(c) shall not count towards the Commitment and must be designated as a MW Only Site as part of the Conversion of an Interim New Site prior to the expiration of the Interim Site Term.

(d)            LICENSEE’s Maximum Configuration may be installed at any time during the term of an SLA, regardless of whether it is installed as part of LICENSEE’s initial installation, Integration, or as part of a subsequent modification or upgrade.

(e)            If a Tower requires structural modifications to accommodate the installation of LICENSEE’S Antenna Facilities and/or Ancillary Facilities within the Maximum Configuration, then LICENSEE shall pay the costs associated with such structural modifications.

(f)             No License Fee increase will be made to an SLA due to any LICENSEE additional or replacement equipment that fits within the allowed Maximum Configuration.

(g)            Subject to availability and removal of any equipment from the previous RAD Center, LICENSEE, may from time to time during the term of an SLA, move its Antenna Facilities to another RAD Center, modify its ground space (i.e., move from ground space to inside an existing LICENSOR shelter), or make any other changes that are within the Maximum Configuration and consistent with the terms and conditions of this MLA.

6.	ACCESS TO PREMISES.

(a)            Access to Ground-Based Facilities. Subject to any conditions in the applicable Prime Lease existing before execution of the applicable SLA, and except as set forth in Section 6(b) of this MLA, LICENSEE and its employees, agents and contractors may enter the Site without notice to LICENSOR twenty-four (24) hours a day, seven (7) days a week, at no charge, on foot or motor vehicle, including trucks, to access the Premises for the purpose of installing, maintaining, operating, modifying, upgrading, removing or enhancing the Antenna Facilities. If access to any Site is granted through a separate access easement or other agreement (other than a Prime Lease) (“Easement”), LICENSOR shall attach a copy of such Easement to Attachment 3 of the SLA and shall ensure that any consent required to permit LICENSEE to have rights consistent with the Easement are secured prior to the SLA Commencement Date.

(b)            Access to Tower. After LICENSOR’S initial approval of LICENSEE’S Antenna Facilities as set forth in Section 9 of this MLA, LICENSEE may enter and access the Tower with prior notice to LICENSOR. In the case of emergency, however, LICENSEE shall only be required to give LICENSOR notice of the entry as soon after the emergency as practical.

7.	USE OF EASEMENTS AND UTILITIES.

(a)            Subject to any conditions in the applicable Prime Lease and in any applicable easements, LICENSEE shall have the right to use: (i) any existing easements benefiting the Site, (ii) any existing facilities for access to the Site and Premises and (iii) any existing facilities for utilities available to LICENSOR under the Prime Lease. Subject to any conditions in the applicable Prime Lease and in any applicable easements and to any approval of LICENSOR required under Section 9 of this MLA, LICENSEE shall have the right to modify, improve and install, at its own expense, wires, cables, conduits, pipes and other facilities (“Ancillary Facilities”) on, over, under and across the Site or in any easement benefiting the Site, for the benefit of its Antenna Facilities. If any easement benefiting the Site is insufficient for LICENSEE’S use under this Section 7, LICENSEE may obtain easement rights from the Owner sufficient for LICENSEE’S use, provided that any consideration, whether it is a one-time payment or a recurring payment, shall be approved by LICENSEE in writing and such payment for such easement rights will be borne by LICENSEE. LICENSEE shall pay the periodic charges for all utilities attributable to LICENSEE’S use. LICENSEE shall, wherever practicable, install separate meters for utilities it uses on the Premises. If LICENSEE uses utilities that are not separately metered and are billed to LICENSOR, LICENSEE shall pay to LICENSOR, within thirty (30) days of receipt of an invoice therefore, all charges attributable to LICENSEE’S use of the utility. If a Site has a Tower that is required to be lighted, LICENSEE shall be responsible for supplying power to such lighting and LICENSOR will reimburse LICENSEE [***] a month, subject to annual escalations at the Escalation Rate to cover cost of utilities required to operate LICENSOR’s tower lighting equipment used by LICENSEE. LICENSOR shall be responsible for any lighting maintenance.

(b)            LICENSEE shall have the right to contract directly with Owner to acquire additional ground space outside the Premises for the placement of a generator to provide backup power to LICENSEE’s Antenna Facilities.

8.             OWNERSHIP OF IMPROVEMENTS. The Antenna Facilities and Ancillary Facilities shall at all times be the property of and belong to LICENSEE. LICENSEE shall install, maintain and repair the Antenna Facilities and Ancillary Facilities at its sole cost and expense. Notwithstanding the foregoing, any structural enhancements to or extensions of the Tower by LICENSEE shall, upon completion, become the property of LICENSOR. LICENSEE shall promptly deliver to LICENSOR bills of sale or other instruments evidencing LICENSOR’S ownership of said improvements and shall take reasonable additional actions necessary to transfer the improvements (including any ancillary rights such as warranties, etc.) to LICENSOR free and clear of all liens and encumbrances.

9.             APPLICATION FOR LICENSE OR MODIFICATIONS; ENTRY FOR STUDIES; EXECUTION OF SLA; APPROVAL OF FACILITIES.

(a)            Application for License or Modifications. From time to time during the term of this MLA, LICENSEE may submit an application to LICENSOR to (i) request permission to license space at a Terminated Interim Site following termination of such Site or on additional Towers that the Parties agree to add to this MLA (the Sites referred to in this Section 9(a)(i) being “Additional New Sites”) or to (ii) make modifications to previously approved Antenna Facilities. The application shall be submitted on the application form attached hereto as Exhibit B, as it may be amended from time to time by LICENSOR. A list setting forth the prices that LICENSOR currently charges for applications fees, structural analyses, Site inspections and any other fees that LICENSOR charges in connection with the licensing of its Sites is attached hereto as Exhibit D. Pricing shall apply to all applications submitted for the period beginning on the Effective Date and ending thirty (30) months thereafter. Following such period, LICENSOR may increase such fees in its reasonable discretion so long as such increases are reasonably in line with changes to LICENSOR’s costs. At the time LICENSEE submits an application for an Additional New Site, LICENSOR will notify LICENSEE if LICENSEE will be responsible for obtaining a Direct License (including fees charged by the Owner in connection therewith) and/or if LICENSEE will be required to reimburse LICENSOR for any revenue share fees for Additional New Sites that are in each case disclosed to LICENSEE, and LICENSEE will have the option to withdraw the application at no cost to LICENSEE.

(b)            Delivery of Tower Information. Upon request, LICENSOR shall deliver to LICENSEE the following information relating to the Tower or Site to the extent it is in LICENSOR’S possession or reasonably available to LICENSOR: surveys, plans, specifications, Tower maps (including the elevation of all antennas then on the Tower) and other information reasonably requested by LICENSEE.

(c)            Right of Entry. LICENSEE shall have the right, upon three (3) business days’ prior notice to LICENSOR, to enter upon the Site to undertake engineering surveys, inspections, soil test borings and any other reasonably necessary studies for LICENSEE’S Antenna Facilities. Such studies shall be at LICENSEE’S sole cost and expense. Promptly following any such entry and studies, LICENSEE shall restore the Site and Land substantially to their prior condition.

(d)            Execution of SLA for Additional Sites. If the Parties agree on the terms for the Premises at an Additional Site, they shall execute an SLA for that space. The Parties may execute an SLA prior to completion of LICENSEE’S investigation of the Additional Site, and prior to final design or approval of the Antenna Facilities and Ancillary Facilities. Execution of an SLA does not constitute approval of the Antenna Facilities or Ancillary Facilities, nor does it constitute permission to begin construction, install improvements or equipment, or occupy the Premises. At such Additional Site, LICENSEE may not begin construction, install improvements or equipment, occupy the Premises, or commence operations without receiving a separate written authorization from LICENSOR approving the planned improvements and permitting LICENSEE to start construction (“Notice to Proceed”). Execution of an SLA, oral statements or other conduct of LICENSOR shall not constitute a Notice to Proceed. The process for requesting a Notice to Proceed is outlined in Section 10(a) below.

(e)            Licensor’s Approval of Antenna Facilities. LICENSEE shall submit LICENSEE’S plans or construction drawings to LICENSOR prior to the original installation of the Antenna Facilities or a Material Modification (as defined below in Section 10(b)(i)). LICENSOR shall have fifteen (15) business days to approve or request reasonable changes to LICENSEE’S plans, such approval not to be unreasonably withheld, conditioned or delayed.

10.	NOTICE TO PROCEED; MODIFICATION; ACCESS.

(a)            Notice to Proceed. Before the initial construction or a subsequent Material Modification of the Antenna Facilities on the Premises, LICENSEE shall submit to LICENSOR a request for a Notice to Proceed. The submission shall include: (i) LICENSEE’S plan for the Antenna Facilities, including any structural analysis of modifications to the Tower, (ii) evidence that LICENSEE has obtained all approvals required by any federal, state or local governmental authority (collectively the “Governmental Approvals”) for the Antenna Facilities, and (iii) other documentation reasonably required by LICENSOR. Within five (5) business days after LICENSOR’s receipt of a request for a Notice to Proceed, LICENSOR shall promptly review and respond to LICENSEE’S request for a Notice to Proceed and shall provide LICENSEE with either; (y) its comments, questions and/or changes, or (z) with a Notice to Proceed.

(b)            Modifications to Previously Approved Antenna Facilities.

(i)            Material Modifications. LICENSEE shall submit an application as delineated in Section 9(a) for any modifications to the Antenna Facilities that that either; (y) increase the aggregate surface area or weight of the LICENSEE’s Antenna Facilities on the Tower, or (z) increase the footprint of the Antenna Facilities beyond the Premises ground space (either is a “Material Modification”). LICENSEE and its Affiliates and Subsidiaries intend to migrate and integrate the assets and operations of the Business acquired pursuant to the SPA with their existing operations which will require, among other things, modification of the Antenna Facilities at each Site (“Integration”). LICENSOR and LICENSEE agree that the Integration for each Site will be deemed a Material Modification subject to the application process set forth in Section 9(a) and the equipment entitlement rights and pricing set forth in Section 5. LICENSOR shall not charge LICENSEE an application fee as part of the application process for the Integration. LICENSOR acknowledges and agrees that LICENSOR may not unreasonably withhold, delay or condition LICENSEE’s application or use of the Site in any manner not explicitly set forth in this MLA.

(ii)           Ground-Based Antenna Facilities. Notwithstanding anything to the contrary in this MLA, LICENSEE may proceed, without (aa) notice to LICENSOR, (bb) an application, (cc) LICENSOR’S approval, and (dd) a Notice to Proceed, with maintenance, repair, removal, replacement, modifications to, changes to, additions to, enhancement of, and expansion of its ground-based Antenna Facilities, provided the modified Antenna Facilities do not extend beyond the Premises.

(iii)          Antenna Facilities on the Tower. Notwithstanding anything to the contrary in this MLA, but subject to any structural restrictions, LICENSEE shall not be required to submit an application to LICENSOR, obtain a Notice to Proceed, or obtain LICENSOR’S approval before performing modifications to its Antenna Facilities on the Tower, unless such modifications constitute a Material Modification. LICENSEE shall provide LICENSOR seven (7) days’ prior written notice before performing any non-Material Modification to its Antenna Facilities on the Tower (except in the case of emergency repairs or replacements, for which LICENSEE will provide LICENSOR notice of such work as soon as practicable under the circumstances).

(iv)         Incorporation of Non-Material Modifications. If LICENSEE makes non-Material Modifications to its Antenna Facilities, LICENSEE shall provide LICENSOR with a detailed description of the work (including construction drawings and copies of any permits or Governmental Approvals required for such installation) LICENSEE and its contractors performed within thirty (30) days following completion of such work. Any non-Material Modifications to the Antenna Facilities described in the notice submitted to LICENSOR pursuant to this section shall be deemed permitted and incorporated into the SLA.

(c)            Access by Authorized Persons. Upon request by LICENSOR, LICENSEE will submit in writing the identity of all personnel of LICENSEE, contractors, subcontractors, consultants and engineers who are expected to work on the Tower. LICENSOR shall have ten (10) business days to approve LICENSEE’s personnel identified in writing, otherwise deemed approved. Only employees, contractors, subcontractors, consultants and engineers of LICENSEE or persons under their direct supervision who have been given prior approval by LICENSOR for Tower access and work will be permitted to access the Tower, and such approval will not be unreasonably withheld, conditioned or delayed.

(d)            Radio Frequency Site Analysis. LICENSOR may reasonably require LICENSEE, at LICENSEE’s sole cost, to provide a radio frequency (“RF”) analysis prior to the initial power up of the Antenna Facilities, which analysis shall evaluate the simultaneous operation of all antennas/transmitters on the Tower and compare the radiated power density in all accessible areas with the FCC’s maximum permissible exposure (“MPE”) limits for workers and the general public. The power density within all areas of the Site and Land must not exceed the then current MPE limits established by the FCC. If mitigation is required due to LICENSEE’S installation on the Tower, LICENSEE will undertake such mitigation measures at its expense. LICENSOR shall, however, reasonably cooperate with all such mitigation efforts. If LICENSEE fails to bring the Site and Land into compliance within a reasonable time or government- ordered time frame, LICENSOR may give written notice to LICENSEE to comply. If LICENSEE fails to comply within ten (10) days, LICENSOR may require LICENSEE to power down its equipment. If, during the term of an SLA, a change in LICENSOR’S operations or the activities of a subsequent user on the Tower necessitate mitigation to comply with the FCC’s MPE limits for workers and the general public, LICENSOR shall be responsible, at its sole cost, for such mitigation measures. LICENSEE shall, however, reasonably cooperate with all such mitigation efforts. If mitigation is required due to RF transmitters in the vicinity of, but not located on, the Tower, LICENSEE shall share in the proportional costs of mitigation along with all RF emission contributors on the Site and Land.

11.	LIMITATIONS ON ANTENNA FACILITIES.

(a)            Height Limitation. LICENSEE may not install any portions of the Antenna Facilities above the existing height of the Tower, or extend the height of the Tower, without LICENSOR’S prior written consent, which consent shall be in LICENSOR’S sole but reasonable discretion. If an extension of the Tower is necessary to accommodate the Antenna Facilities, (i) LICENSOR and LICENSEE shall cooperate in the design, permitting and construction of the extension, (ii) LICENSOR shall undertake the construction, and (iii) LICENSEE shall bear all costs required to permit and construct the Tower extension.

(b)            Code Compliance. LICENSEE’S structural modifications to the Tower, if any, must meet applicable code requirements.

(c)            Fencing. LICENSEE may, but is not required to, install a chain link or similar security fence around the portion of the Premises consisting of LICENSEE’S ground space, not including any access easement, and subject to any requirements and restrictions in the applicable Prime Lease.

(d)            Legal Compliance. LICENSEE shall give any applicable notices and comply with all local, state and federal laws, ordinances, rules, regulations and orders applicable to LICENSEE’S work on the Site. Such compliance shall include but not be limited to the most recent revision of 29 C.F.R. § 1910, et seq. and 29 C.F.R. § 1926, et seq. (commonly known as OSHA code) in addition to any applicable FCC and environmental laws.

(e)            Safety. LICENSEE shall take all precautions reasonably necessary to protect persons and materials at the Site from injury or damage caused by its construction activities at the Site. If LICENSOR becomes aware of a LICENSEE violation, it may require LICENSEE, in LICENSOR’S reasonable discretion, to immediately provide additional safety precautions, including but not limited to an on-site safety supervisor, at LICENSEE’S sole expense, or to cease construction at the Site until such violation is corrected. LICENSEE shall have no general duty to keep the Site safe while working on the Premises. LICENSEE shall have no duty to oversee or coordinate the work or actions of other persons who are present on the Site during LICENSEE’S work. LICENSEE shall have no responsibility for work performed by other persons not within LICENSEE’S control.

12.	MAINTENANCE AND COMPLIANCE WITH LAW.

(a)            Licensor Obligations.

(i)            LICENSOR shall have sole responsibility for maintaining, repairing and replacing the Site and Tower (or shall cause the Owner to maintain if required under the Prime Lease). LICENSOR shall keep and maintain the Site and Tower in good condition and repair, and such maintenance duties shall include, as applicable and without limitation, weed remediation, tree trimming and overall upkeep of the Site. At its sole cost and expense, and subject to the provisions of the Prime Lease, LICENSOR shall keep and maintain all access roadways from the nearest public roadway to the Premises in good condition and repair and in a manner sufficient to allow pedestrian and vehicular access at all times, including, as applicable and without limitation, repaving, gravel replacement, mud removal, snow plowing. In the event LICENSEE requires access to a Site, and LICENSOR fails to perform or cause to be performed any of its maintenance obligations under this MLA within forty eight (48) hours after its receipt of telephonic or e-mail notice from LICENSEE, LICENSEE shall have the right, but not the duty, to perform any such maintenance obligations, and LICENSOR shall reimburse LICENSEE for all costs and expenses reasonably incurred as a result thereof within sixty (60) days following LICENSOR’s receipt of an invoice therefor.

(ii)           LICENSOR shall keep the Site and Tower, excluding the Antenna Facilities, in compliance with all applicable federal, state and local laws, rules and regulations. Without limiting the foregoing, LICENSOR shall comply with all rules, regulations and orders of the FCC with regard to the lighting, marking and painting of towers. LICENSEE will have no responsibility to maintain or repair the Site or Tower or to ensure that the Tower complies with applicable federal, state, county or local laws. LICENSOR warrants that it possesses all federal, state and local permits necessary to operate the Tower.

(iii)          In the event of an active bird nest on the Tower, LICENSOR shall take all reasonable efforts to mitigate impact to LICENSEE’S access, use and operation at the Premises. LICENSOR shall not restrict or prohibit access to the Tower or LICENSEE’S equipment due to any inactive bird nest. In the event an inactive bird nest physically impedes LICENSEE’s ability to perform work at a Site, to the fullest extent possible under applicable law, LICENSOR shall promptly remove inactive bird nests and nesting material from the Tower or from any appurtenance. If LICENSOR fails to perform or cause to be performed an inactive bird nest removal within forty eight (48) hours after its receipt of telephonic or e-mail notice from LICENSEE, LICENSEE shall have the right, but not the duty, to perform such removal, and LICENSOR shall reimburse LICENSEE for all costs and expenses reasonably incurred as a result thereof within sixty (60) days following LICENSOR’s receipt of an invoice therefor and deduct the cost therefor from any amounts due under the applicable SLA. These LICENSOR and LICENSEE obligations regarding bird nests shall follow and be in compliance with all applicable federal, state and local laws, rules and regulations.

(b)            Licensee Obligations. LICENSEE will have no responsibility to maintain or repair the Site. LICENSEE will maintain the Premises in good condition, reasonable wear and tear and casualty excepted. LICENSEE shall keep its Antenna Facilities and operations on the Premises in compliance with all applicable rules and regulations of the FCC and all applicable codes and regulations of the applicable municipality, county and state government. LICENSOR shall have no responsibility for the licensing, compliance, operation and/or maintenance of LICENSEE’S Antenna Facilities.

(c)            Cooperation. LICENSEE’S ability to use the Premises is dependent upon obtaining all Governmental Approvals. LICENSOR shall, at no expense to LICENSOR, cooperate with LICENSEE’S efforts to obtain Governmental Approvals. In regard to the Governmental Approvals, neither LICENSEE nor LICENSOR shall take any action concerning the Antenna Facilities that would adversely affect the status of the Site or Land with respect to the proposed use by LICENSEE.

13.	INTERFERENCE.

(a)            No Interference. LICENSEE’S Antenna Facilities shall not cause electronic or physical interference with any equipment or operations located on the Tower or Site prior in time to the installation of LICENSEE’S Antenna Facilities including but not limited to interference with radio communication facilities so located and existing as of the SLA Effective Date of the applicable SLA. LICENSOR shall not use, nor shall LICENSOR permit its subsequent licensees, employees, invitees or agents to use, any portion of the Site in any way that interferes, electronically or physically, with LICENSEE’S operations or Antenna Facilities. Written notice of such interference shall be provided to the purported interfering Party by LICENSOR, and the purported interfering Party shall use its best efforts to determine and, if responsible, immediately eliminate the interference at such Party’s sole expense, but in no event later than seventy-two (72) hours from the receipt of such notice. If such interference has not ceased within such seventy-two (72) hours, it shall be deemed a material breach of the SLA and this MLA by the interfering Party. RF interference shall be deemed to have ceased if the interfering Party powers its Antenna Facilities down (except for intermittent testing) and such interference no longer occurs.

(b)            Other Licenses. LICENSOR shall include substantially similar noninterference language in license agreements with other licensees for the Site entered into after installation of LICENSEE’S Antenna Facilities. LICENSOR will not approve any other antenna facilities that interfere with LICENSEE’S Antenna Facilities. If any antenna facilities of another user that are installed after LICENSEE’S Antenna Facilities cause interference with LICENSEE’S Antenna Facilities, LICENSOR will eliminate such interference as delineated in Section 13(a) above.

(c)            Enforcement. The Parties acknowledge that there will not be an adequate remedy at law for noncompliance with the provisions of this Section 13, and therefore, either Party shall have the right to specifically enforce the provisions of this section in a court of competent jurisdiction, seek injunctive relief or terminate the applicable SLA.

14.           INDEMNIFICATION. Each Party shall defend, indemnify and hold the other harmless against any claims, liabilities, damages, losses or expenses imposed on the other Party, including reasonable attorneys’ fees, for personal injury or property damage to third parties resulting from or arising out of: (i) breach of the applicable SLA or this MLA by the indemnifying Party; (ii) the conduct of the indemnifying Party’s business; or (iii) any negligent act or omission or willful misconduct of the indemnifying Party. The foregoing shall not, however, constitute a waiver by the indemnifying Party of any immunity from claims by employees under any industrial insurance or workers compensation act. In addition, LICENSEE shall indemnify and hold LICENSOR harmless against any bodily injury or property damage caused by LICENSEE’S entry and studies pursuant to Sections 6(b) and 9(c) of this MLA. LICENSEE shall, however, have no duty to indemnify and hold harmless to the extent any injury or damage is caused by LICENSOR or by parties not under the control of LICENSEE.

15.           INSURANCE. LICENSEE and LICENSOR shall, as applicable, maintain the following insurance coverage in full force during the term of this MLA and any SLA:

(a)            Commercial General Liability Insurance. LICENSEE shall carry commercial general liability insurance covering all operations by or on behalf of LICENSEE for personal injury and damage to property (including the loss of use thereof), including broad form property damage and explosion, collapse and underground hazards, and products and completed operations coverage. Limits of liability shall not be in amounts less than Five Million Dollars ($5,000,000) per occurrence. The general aggregate limit shall apply on a per location or per project basis. LICENSOR, its subsidiaries, affiliates, and their respective officers, directors, and employees shall be included as additional insureds.

(b)            Workers’ Compensation and Employer’s Liability Insurance. LICENSEE shall maintain workers’ compensation insurance as mandated by state law where the applicable Site is located for all LICENSEE employees. LICENSEE shall maintain employer’s liability insurance in an amount not less than One Million Dollars ($1,000,000).

(c)            Automobile Insurance. LICENSEE shall maintain business automobile liability insurance, including coverage for all owned, hired and non-owned automobiles. The amount of coverage shall not be less than One Million Dollars ($1,000,000) combined single limit for each accident and for bodily injury and property damage.

(d)            Commercial Property and Builder’s Risk Insurance. LICENSEE shall carry “all risks” or “special causes of loss” property insurance on its personal property, including but not limited to and its tools, equipment, machinery, materials and supplies in an amount sufficient to repair or replace such property.

(e)            Umbrella Insurance. LICENSEE shall maintain an umbrella insurance policy providing coverage in excess of its primary commercial general liability, automobile liability and employer’s liability policies in an amount not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) general aggregate. The general aggregate limit shall apply on a per location or per project basis. LICENSOR, its subsidiaries, affiliates, and their respective officers, directors and employees shall be included as additional insureds.

(f)             Certificates of Insurance. Certificates of insurance, as evidence of the insurance required by this MLA, shall be furnished by LICENSEE to LICENSOR before any access to the Site or construction is commenced by LICENSEE, its agents or contractors. The certificates of insurance shall provide that the broker will endeavor to give written notice of cancellation of the above-required insurance policies to the certificate holder thirty (30) days prior to cancellation.

(g)            Subcontractor Insurance. LICENSEE shall cause each contractor or subcontractor to maintain insurance coverages and limits of liability of the same type and the same amount as are required of LICENSEE under this Section 15, adjusted to the nature of the contractor’s or subcontractor’s operations.

(h)            Licensor Insurance. LICENSOR shall maintain commercial general liability insurance covering the Site in an amount of not less than Two Million Dollars ($2,000,000), commercial property insurance covering its Tower and an umbrella insurance policy with the coverage set forth in Subsection 15(e) above.

(i)             Insurer Qualifications. All of the above-required insurance coverages/policies shall be written by insurance companies licensed to issue policies in the state where the Site is located and with an A.M Best rating of no less than A-.

(j)             Waiver of Subrogation. LICENSOR and LICENSEE hereby mutually release each other (and their directors, officers, employees, agents, successors or assigns) from liability and waive all right of recovery against the other for any loss or damage; (i) covered by their respective first party property insurance policies for all perils insured there under, (ii) within any deductible or self-insured retention, or (iii) in excess of the applicable limits of such policy or policies, it being the intent of the Parties that each shall look solely to its own insurance to protect itself from loss to its own property. In the event of such insured loss, neither Party’s insurance company shall have a subrogated claim against the other.

16.           ENVIRONMENTAL. LICENSEE shall not use or store any Hazardous Materials (defined below) of any kind on the Site except in accordance with applicable law. LICENSEE shall, at its sole cost, remove, dispose and remediate all Hazardous Materials transported, manufactured, used, stored or released on the Site by LICENSEE or any of its agents employees or independent contractors. LICENSEE shall defend, indemnify and hold LICENSOR, its agents and its employees harmless from and against any and all claims, costs and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with the introduction, use, manufacture, storage or release of Hazardous Materials on the Site by LICENSEE. LICENSOR shall be solely responsible for and shall defend, indemnify and hold LICENSEE, its agents and its employees harmless from and against any and all claims, costs and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with the introduction, use, manufacture, storage or release of Hazardous Materials on the Site by LICENSOR. For purposes of this MLA, “Hazardous Materials” shall include hazardous substances as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.), petroleum and petroleum products, and any other hazardous or toxic materials, substances or wastes under any federal, state or local laws or regulations relating to protection of health, safety or the environment. The obligations of this Section 16 shall survive the expiration or other termination of this MLA.

17.           CASUALTY. In the event of damage by fire or other casualty to the Premises that cannot reasonably be expected to be repaired within forty-five (45) days following same or, if the Site is damaged by fire or other casualty so that such damage to Premises or Site may reasonably be expected to substantially disrupt LICENSEE’S operations at the Premises for more than forty-five (45) days, then LICENSEE may at any time following such fire or other casualty, provided LICENSOR has not completed within such forty-five (45) days the restoration required to permit LICENSEE to resume its operation at the Premises, terminate the applicable SLA by providing prior written notice to LICENSOR. Any such notice of termination shall cause such SLA to expire with the same force and effect as though the date set forth in such notice were the date originally set as the expiration date of the applicable SLA, and the Parties shall make an appropriate adjustment, as of such termination date, with respect to payments due to the other under the SLA. In the event of damage or destruction that does not result in termination of the applicable SLA, LICENSEE shall have the right to place a temporary antenna facility and related facilities on the Site during such repair and reconstruction to enable LICENSEE to continue operations without interruption, subject to approval of LICENSEE’S plans by LICENSOR pursuant to Section 10 of this MLA. Notwithstanding the foregoing, all License Fees shall abate during the period of such disruption to LICENSEE’S operations. Notwithstanding the foregoing, if the Premises at any Interim Site are damaged by fire or other casualty, LICENSOR shall not be obligated to repair the Premises and may instead terminate the SLA at no cost to LICENSEE for such Interim Site for convenience by providing written notice to LICENSEE.

18.           CONDEMNATION. In the event of any condemnation of the Premises, LICENSEE may terminate the applicable SLA upon fifteen (15) days’ prior written notice to LICENSOR if such condemnation may reasonably be expected to substantially disrupt LICENSEE’S operations at the Premises for more than forty-five (45) days. LICENSEE may on its own behalf make a claim in any condemnation proceeding involving the Premises for losses related to the antennas, equipment, its relocation costs and its damages and losses (but not for the loss of its license/leasehold interest). Any such notice of termination shall cause the SLA to expire with the same force and effect as though the date set forth in such notice were the date originally set as the expiration date of the SLA, and the Parties shall make an appropriate adjustment as of such termination date with respect to payments due to the other under the SLA.

19.           TAXES.

(a)            Licensee’s Obligations. LICENSEE shall directly pay, throughout the term of each SLA, all net income, excise, gross receipts, gross margin, occupation, sales or other forms of taxation and license fees upon its operations, business or income. LICENSEE shall pay any personal property taxes assessed on the Antenna Facilities. To the extent LICENSOR’s real property taxes increase as a result of LICENSEE’s Antenna Facilities or any improvements constructed by LICENSEE on the Site, LICENSEE shall be responsible for payment of such increase in LICENSOR’s real property taxes, and such amounts shall be paid by LICENSEE directly to LICENSOR within sixty (60) days of receipt of written notice and an itemized invoice from LICENSOR. LICENSEE shall be responsible for payment of all taxes assessed directly upon and arising from LICENSEE’s Antenna Facilities or the LICENSEE’s use of LICENSEE’s Antenna Facilities on or about Tower or the Site.

(b)            Licensor’s Obligations. LICENSOR shall pay all taxes, fees and assessments against the Site or Tower, and shall pay all net income, excise, gross receipts, gross margin, business and operation, license and other forms of taxation upon its operations, business or income. If personal property taxes on or attributable to the Antenna Facilities are billed to LICENSOR under local taxing laws or regulations, LICENSOR shall promptly upon receipt of such tax bills notify LICENSEE of such taxes and provide a calculation of the taxes on or attributable to the Antenna Facilities, and copies of such bills to LICENSEE. If LICENSOR fails to provide the foregoing items to LICENSEE within fifteen (15) days of the date of the tax bill, then LICENSEE shall have no obligation to reimburse LICENSOR for, or to pay, such taxes. If LICENSOR fails to pay when due any taxes or other fees and assessments attributable to the Site or Tower, LICENSEE shall have the right, but not the obligation, to pay said taxes. In such event, LICENSOR shall reimburse LICENSEE for such expenditures and LICENSEE may, in its discretion, deduct any portion of such expenditures from any License Fees due under the applicable SLA.

(c)            Contest of Taxes. Subject to any requirements or restrictions in the Prime Lease, LICENSEE shall have the right, at its sole option and at its sole cost and expense, to appeal, challenge or seek modification of any tax assessment or billing for which LICENSEE is wholly or partly responsible for payment. LICENSOR shall reasonably cooperate with LICENSEE in filing, prosecuting and perfecting any appeal or challenge to such taxes, including but not limited to executing any consent, appeal or other similar document. If as a result of any appeal or challenge by LICENSEE there is a reduction, credit or repayment received by LICENSOR for any taxes previously paid by LICENSEE, LICENSOR agrees to promptly reimburse to LICENSEE the amount of said reduction, credit or repayment.

20.            TERMINATION.

(a)            Termination Events. Except upon expiration of the term of an SLA or as otherwise provided in this MLA, as applicable, a Party may only terminate an SLA as follows:

(i)            If an SLA has been executed prior to issuance of a Notice to Proceed, and LICENSOR does not approve the installation of the proposed equipment and improvements, LICENSEE may terminate the SLA without penalty or further liability;

(ii)           LICENSEE may terminate an SLA without penalty or further liability, immediately upon written notice to LICENSOR that; (w) any applications for Governmental Approvals have been, or are likely to be, rejected or are unacceptable, (x) LICENSEE has determined in its sole discretion that one or more Governmental Approvals may not be obtained in a timely manner, or (y) a Governmental Approval issued to LICENSEE has been canceled, has expired, has lapsed or is otherwise withdrawn or terminated by a governmental authority, provided, however, with respect to any Committed Site, if a Governmental Approval or application for a Governmental Approval expired or is delayed, denied, canceled or rejected primarily as a result of the negligence, fault, action or inaction of LICENSEE (or its agents, contractors or employees), then LICENSEE shall pay LICENSOR an amount equal to the total License Fees owed between the date of termination of such SLA and the end of the then-current term, and provided, further, that LICENSEE will not be required to pay LICENSOR a termination fee under this Section 20(a)(ii) for any Committed Site if a Governmental Approval for such Committed Site is lost, canceled or withdrawn as a result of LICENSEE not agreeing, in its sole reasonable discretion, to any unreasonable conditions imposed by a governmental authority after the Effective Date;

(iii)          In accordance with Section 17 of this MLA in the event of damage or destruction;

(iv)         In accordance with Section 18 of this MLA in the event of condemnation; or

(v)          In accordance with Section 22 of this MLA for default by LICENSEE or LICENSOR; or

(vi)         LICENSEE may terminate any SLA for convenience after the expiration of its Initial SLA Term by providing LICENSOR at least one hundred eighty (180) days’ prior written notice and paying a termination fee equal to twelve (12) months’ License Fee at the then current rate; provided, however, that this termination right will not apply to Committed Sites during their initial fifteen (15) year term from the Effective Date.

(b)            Effect of Termination. No termination of an SLA shall cause a termination of this MLA or any other SLA, and this MLA and any other SLA shall remain in full force and effect.

(c)            Termination Notices. A Party shall exercise any right to terminate by following the notice requirements of Section 34 of this MLA and providing the basis under this Section 20 for such termination. Upon such termination the Parties shall have no further obligations to each other with respect to such SLA, except as to any outstanding liabilities as of the date of termination and as otherwise provided herein.

21.           REMOVAL OF ANTENNA FACILITIES; WAIVER OF LICENSOR’S LIEN.

(a)            Removal. Except for the Interim Sites (which are governed by Exhibit E), within thirty (30) days of termination or expiration of an SLA, LICENSEE shall remove its Antenna Facilities (unless agreed to otherwise by LICENSOR). LICENSEE shall not be required to remove any foundations, pavement, utility installations or any structural enhancements to or extensions of the Tower. If requested by LICENSOR, LICENSEE shall cooperate with LICENSOR to transfer all utilities for such terminated Site into the name of LICENSOR or its Affiliate or Subsidiary. If LICENSEE fails to remove the Antenna Facilities within such period, LICENSOR may, at its sole discretion, remove and store same at LICENSEE’S sole cost. If the personal property is not retrieved from storage within ninety (90) days of termination, then said property shall be deemed abandoned.

(b)            Waiver of LICENSOR’S Lien. LICENSOR waives any and all lien rights it may have, statutory or otherwise, concerning LICENSEE’S Antenna Facilities or any portion thereof. LICENSEE and LICENSEE’S mortgagee shall have the right to remove all or any portion of the Antenna Facilities from the Premises from time to time, whether before or after termination of this MLA or the applicable SLA, in LICENSEE’S and/or such mortgagee’s sole discretion and without LICENSOR’S consent. Except as set forth in Section 8 of this MLA, the Antenna Facilities constitute the personal property of LICENSEE and LICENSEE shall have the right to remove the same, whether or not said items are considered fixtures and attachments to real property under applicable law.

22.	DEFAULT AND REMEDIES.

(a)            LICENSEE Default. Any one or more of the following events shall constitute a default by LICENSEE (“LICENSEE Default”):

(i)           The failure to pay License Fees or make other payments set forth herein and/or in the SLA when such failure continues for ten (10) business days after the date LICENSOR provides written notice thereof to LICENSEE;

(ii)           The failure to perform any other obligations under this MLA or an SLA, and such failure continues for thirty (30) days from the date LICENSOR gives written notice thereof to LICENSEE (unless another time period is specified for a particular default under this MLA or the SLA); provided, however, that if more than thirty (30) days are required in order to cure any such non-monetary LICENSEE default, LICENSEE shall have a reasonable period of time necessary to cure such a default if LICENSEE shall have commenced and is diligently pursuing corrective action within such initial thirty (30) days; or

(iii)          The prosecution of any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency or relief of indebtedness with respect to LICENSEE.

(b)            LICENSOR’S Remedies. In the event of a LICENSEE Default, LICENSOR shall have all remedies available at law or in equity including without limitation damages and injunctive relief. In the event of a LICENSEE Default, LICENSOR shall have the right to terminate the SLA(s) at issue (after the expiration of any applicable cure periods set forth above) but not this MLA. If, as a result of a LICENSEE Default, LICENSOR incurs any costs or expenses on behalf of LICENSEE or in connection with LICENSEE’S obligations thereunder, such sums shall be due to LICENSOR within thirty (30) days after rendering of an invoice to LICENSEE as an additional fee hereunder.

(c)            LICENSOR Default. Any one or more of the following events shall constitute a default by LICENSOR (“LICENSOR Default”):

(i)            The failure of LICENSOR’S representations in Section 4(b) of this MLA to be true and accurate in all respects; or

(ii)           The failure to perform any of its obligations under this MLA and/or SLA and such failure continues for thirty (30) days from the date LICENSEE gives written notice thereof to LICENSOR (unless another time period is specified for a particular default under this MLA or the SLA); provided, however, that if more than thirty (30) days are required in order to cure any non-monetary LICENSOR Default, LICENSOR shall have a reasonable period of time to cure such a default if LICENSOR shall have commenced and is diligently pursuing corrective action within such initial thirty (30) days.

(d)            LICENSEE’S Remedies. In the event of a LICENSOR Default, LICENSEE shall have all remedies available at law or in equity including without limitation damages and injunctive relief.

(i)            In addition to such remedies or any remedies available under this MLA, in the event of an uncured LICENSOR Default, LICENSEE may terminate the applicable SLA. If the License Fee has commenced, LICENSEE shall (subject to any right of set-off) pay LICENSOR any License Fees or other fees due for the period up to the termination of the SLA, but shall not owe License Fees for any subsequent period. Any advance payments made for periods after the termination of the SLA will be reimbursed to LICENSEE.

(ii)           If LICENSOR fails to cure or cause to cure a default under Section 4(c) of this MLA within the time frame provided under the Prime Lease, in addition to any other rights or remedies, LICENSEE may cure such default; provided, however, that LICENSEE shall in no event take any actions that affect LICENSOR’s equipment at a Site. Notwithstanding any other provision in this MLA and applicable SLA, LICENSOR shall reimburse LICENSEE for all costs and expenses reasonably incurred as a result thereof within sixty (60) days following LICENSOR’s receipt of an invoice therefor.

(iii)          In addition to any other rights and remedies that LICENSEE may have, if LICENSOR in violation of this MLA fails to take or cause to take any action or make any repairs to the Site; (y) within the time frame required by any governmental authority, or (z) after thirty (30) days’ written notice by LICENSEE, then LICENSEE may make the repairs at LICENSOR’S sole cost; provided, however, that LICENSEE shall in no event take any actions that affect LICENSOR’s equipment at a Site. Notwithstanding any other provision in this MLA and applicable SLA, LICENSOR shall reimburse LICENSEE for all costs and expenses reasonably incurred as a result of action taken under this subsection (iii) within sixty (60) days following LICENSOR’s receipt of a detailed invoice. LICENSEE’S right to repair the Site is granted solely to protect LICENSEE’S interests and property. LICENSEE shall have no duty to undertake repairs. The undertaking of repairs will not create a duty to protect the interests of LICENSOR or to third parties.

(e)            No Effect on MLA. No default by any Party relating to an SLA, whether pursuant to this Section 22, by operation of law or otherwise (except as expressly provided herein), nor any termination of an SLA and removal of LICENSEE’S property from the Premises, shall relieve either Party of its obligations or liabilities under this MLA or any other SLA, all of which shall survive such default, termination and/or removal.

(f)             No Waiver. All of the rights, powers and remedies provided for in this MLA, or in any SLA, or now or hereafter existing at law or in equity, or by statute or otherwise, shall be deemed to be separate, distinct, cumulative and concurrent and shall not be deemed to be in the exclusion of, or a waiver of, any other rights, powers or remedies provided for in this MLA. The exercise or enforcement of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise or enforcement of any or all of such other rights, powers or remedies.

(g)            Attorneys’ Fees. The substantially prevailing Party in any litigation arising hereunder shall be entitled to its reasonable attorneys’ fees and court costs, including appeals, if any.

23.           LIMITATION OF LIABILITY. Notwithstanding anything in this MLA to the contrary, except for (i) breach of Section 4(b), (ii) breach of Section 14, (iii) breach of Section 16 or (iv) grossly negligent or intentionally wrongful acts, neither Party shall have any liability under this MLA or any SLA, for: (y) any punitive or exemplary damages, or (z) any special, consequential, incidental or indirect damages, including without limitation lost profits, lost data, lost revenues and loss of business opportunity, whether or not the other Party was aware or should have been aware of the possibility of these damages. All communications and invoices relating to an SLA must be directed to the Party signing that SLA. A default by any Party will not constitute or serve as a basis for a default by any other Party, and a default under any SLA will not constitute or serve as a basis for a default under any other SLA or this MLA as a whole.

24.           BINDING ON SUCCESSORS AND ASSIGNS. This MLA and any SLA shall bind the heirs, personal representatives, successors and permitted assignees of the Parties.

25.           ASSIGNMENT AND OTHER TRANSFERS; SUBLEASING.

(a)            Transfers by Licensee. T-Mobile or LICENSEE may, without any approval or consent of LICENSOR or USCC, sell, convey, assign or transfer its rights and obligations under this MLA or any SLA: (i) to T-Mobile’s or LICENSEE’S Affiliates or Subsidiaries, (ii) to any entity that acquires all or substantially all of LICENSEE’S assets in the market defined by the FCC in which the Site is located, or (iii) by reason of a merger, acquisition, divestiture or other business reorganization, provided in any such case under subsections (i-iii) such assignee shall have the financial wherewithal to satisfy LICENSEE’s obligations under this MLA. In all other instances, LICENSEE may not sell, convey, assign or transfer its rights or obligations under this MLA and the SLAs without the written consent of LICENSOR, which such consent shall not be unreasonably withheld, conditioned or delayed.

(b)            Subletting. LICENSEE shall not sublease, license or sublicense the Premises to another party.

(c)            Conditions of Transfer by Licensor. If USCC or LICENSOR sells, leases, conveys, assigns, or otherwise transfers all or a portion of its rights and/or obligations under an SLA, then within thirty (30) days of the effective date of such sale, lease, conveyance, assignment or other transfer LICENSOR shall send LICENSEE a notice which shall include, at a minimum, (i) the name and contact information of the party to whom LICENSOR transferred all or a portion of its rights and obligations, (ii) the effective date of the transfer, (iii) a copy of the document(s) that evidence the transfer and set forth the terms and conditions of the transfer and (iv) an IRS form W-9 for the assignee/successor in interest.

(d)            Transfer by Licensor. USCC or LICENSOR may, without any approval or consent of LICENSEE or T-Mobile, sell, convey, assign, encumber, mortgage or transfer its rights and obligations under the Towers (or any portion thereof) and/or under this MLA (or any portion thereof) or any SLA to a third party, either through one transaction or a series of transactions. Upon USCC or LICENSOR’s reasonable request in connection with any such sales, conveyances, assignments, encumbrances, mortgages or transfers, T-Mobile shall execute and deliver further documents or take further actions as may be reasonably necessary to implement and effect such sale, conveyance, assignment, encumbrance, mortgage or transfer; provided, however, that any such documentation or action (i) shall be at USCC or LICENSOR’s cost and (ii) shall in no event impair or disturb the rights or increase the obligations of T-Mobile under the applicable Towers, this MLA or the applicable SLAs.

(e)            New Licensor Option. [***].

(f)            Roaming and MVNOs. [***].

26.           SUBORDINATION AND NON-DISTURBANCE. At LICENSOR’S option, this MLA and each applicable SLA shall be subordinate to any mortgage or other security interest by LICENSOR that from time to time may encumber all or part of the Site; provided, however, every such mortgage or other security interest shall recognize the validity of this MLA and applicable SLA in the event of a foreclosure of LICENSOR’S interest and also LICENSEE’S right to remain in occupancy of and have access to the Premises as long as LICENSEE is not in default of this MLA and the applicable SLA beyond any applicable grace or cure periods. LICENSEE shall execute whatever instruments may reasonably be required to evidence this subordination clause. If the Site is encumbered by a mortgage or other security interest created by LICENSOR, LICENSOR, immediately after this MLA and the applicable SLA are executed, will, upon LICENSEE’S request, obtain and furnish to LICENSEE, a non-disturbance agreement for each such mortgage or other security interest in recordable form. If LICENSOR defaults in the payment and/or other performance of any mortgage or other security interest encumbering the Site, LICENSEE may, at its sole option and without obligation, cure or correct LICENSOR’S Default and, upon doing so, LICENSEE shall be subrogated to any and all rights, titles, liens and equities of the holders of such mortgage or security interest, and LICENSEE shall be entitled to deduct and setoff against all License Fees that may otherwise become due under this MLA and applicable SLA, the sums paid by LICENSEE to cure or correct such defaults.

27.           ESTOPPEL CERTIFICATES. Either Party shall within thirty (30) days’ prior written notice from the other, execute, acknowledge and deliver to the other a written statement to the extent the following are true: (i) certifying that this MLA and any SLA is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying the SLA, as so modified, is in full force and effect) and the date to which the License Fees and other charges are paid in advance, if any, and (ii) acknowledging that there are not, to such Party’s knowledge, any uncured defaults on the part of the other Party hereunder, or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Site.

28.           SHARED ASSETS. For the purposes of this MLA, certain Sites include passive equipment assets located at the base of a Tower that are shared by third-party licensees under agreements executed prior to the Effective Date and listed at Exhibit K (each, a “Shared Asset Agreement”) for shelter and power infrastructure at a Tower or Site (“Shared Assets”). LICENSEE agrees to the use of Shared Assets by LICENSOR’s third-party licensees under the applicable Shared Asset Agreement that are documented, with all associated costs, in Exhibit K; provided, however, that any costs associated with the Shared Asset Agreement do not exceed normal and customary costs and the rights granted to the third party in the Shared Asset Agreement do not materially impair LICENSEE’s use of the Site. LICENSOR, in turn, agrees to remit to LICENSEE seventy-five percent (75%) of the revenue collected by LICENSOR for use of LICENSEE’s Shared Assets by such third-party licensee. If LICENSOR’s agreement with a third party does not explicitly allocate a specific value to the sharing of Shared Assets, LICENSOR will reimburse LICENSEE [***] a month as full and complete payment for the third party’s use of LICENSEE’s shelter space. In the event the rights granted to the third party in the Shared Asset Agreement materially impair LICENSEE’s use of the Site, LICENSOR will work in good faith to provide, if available, at no additional cost to LICENSEE, additional ground space or space in shelters to remedy any such impairment.

29.           RECORDING. The Parties shall not record this MLA. Subject to any limitations contained in any applicable Prime Lease, the Parties to an SLA shall execute, and LICENSEE may record, a Memorandum of Lease in the form attached hereto as Attachment 6 to Exhibit A. The date set forth in the memorandum is for recording purposes only and shall not establish the SLA Effective Date or the SLA Commencement Date.

30.           PUBLICITY. Neither Party to this MLA or any SLA shall use the other Party’s name, insignia or any language, pictures or symbols that could, in such other Party’s judgment, imply its identity in any written or oral advertising or presentation or any brochure, press release, newsletter, book or other written material of whatever nature, without such other Party’s express prior written consent.

31.           QUIET ENJOYMENT. LICENSOR covenants that LICENSEE, on paying the License Fee and performing the covenants contained in this MLA and the applicable SLA, shall peaceably and quietly have, hold and enjoy the Premises during the term of the SLA.

32.           TITLE. LICENSOR warrants that it has good and sufficient title, and has full authority to enter into and execute this MLA and each SLA. LICENSOR further warrants that there are no nonconsensual liens, covenants, easements or restrictions that prevent the use of the Premises by LICENSEE as set forth above.

33.           INTEGRATION. This MLA, in conjunction with each SLA, contains all agreements, promises and understandings between LICENSOR and LICENSEE pertaining to the subject matter of these documents, and no verbal or oral agreements, promises or understandings shall be binding upon T-Mobile, LICENSOR or LICENSEE in any dispute, controversy or proceeding at law. Any addition, variation or modification to this MLA or any SLA shall be void and ineffective unless made in writing signed by the Parties with the exception of changes made to Exhibit B by the LICENSOR. Any addition, variation or modification to an SLA shall be done utilizing the form of amendment attached hereto as Exhibit C. If any provision of this MLA or any SLA is found to be invalid or unenforceable, such finding shall not affect the validity and enforceability of the remaining provisions of this MLA or applicable SLA. The failure of either Party to insist upon strict performance of any of the terms or conditions of this MLA or any SLA or to exercise any rights under this MLA or any SLA shall not waive such rights, and such Party shall have the right to enforce such rights at any time and take such action as may be lawful and authorized under this MLA or any SLA, either in law or in equity.

34.           GOVERNING LAW. Each SLA and this MLA as applicable to such SLA, together with the performance thereof, shall be governed, interpreted, construed and regulated by the laws of the state in which the Site is located.

35.           NOTICES. All notices hereunder must be in writing, reference a particular Site number or address, if applicable, and must be sent by certified mail, return receipt requested or by commercial courier, provided the courier’s regular business is delivery service, to the following addresses (unless the Party has changed its notice address as provided in this paragraph):

LICENSEE:	T-Mobile USA, Inc.	With copy to:	T-Mobile USA, Inc.
	12920 SE 38th Street		12920 SE 38th Street
	Bellevue, WA 98006		Bellevue, WA 98006
	Attn: Leasing Administrator		Attn: Legal Department

LICENSOR:	UScellular
Attn: Lease Administration
8410 W. Bryn Mawr Ave.
Chicago, IL 6063

Notice shall be effective five (5) business days after such mailing or upon such delivery by a commercial courier or refusal of the recipient to accept such delivery. A Party may change its notice address only by sending notice of the address change in compliance with this paragraph.

36.           MISCELLANEOUS. The submission of this MLA and an SLA for examination does not constitute an offer to lease or license the Premises. This MLA and each SLA shall become effective only upon the full execution of the same by the Parties thereto. Each of the Parties hereto warrants to the other that the Party executing this MLA, and their relevant Affiliate or Subsidiary executing each SLA has the full right, power and authority to enter into and execute the same and that no consent (except as may be required under an applicable Prime Lease) from any other person or entity is necessary as a condition precedent to the legal effect of this MLA and any SLA executed pursuant to it. The captions contained in this MLA are inserted for convenience only and are not intended to be part of the MLA. They shall not affect or be utilized in the construction or interpretation of the MLA. The recitals in this MLA are hereby incorporated in this MLA as if set forth fully in this section.

37.           SURVIVAL. The provisions of this MLA relating to indemnification from one Party to the other Party shall survive any termination or expiration of the applicable SLA. Additionally, any provisions of this MLA that indicate survival subsequent to termination or expiration or require performance subsequent to the termination or expiration of this MLA shall also survive such termination or expiration of the applicable SLA.

38.           REVENUE SHARE, CONSENT FEES, OR OTHER SIMILAR FEES OR CHARGES APPLICABLE TO LICENSEE. LICENSEE shall reimburse LICENSOR for revenue share fees for Committed Sites and Additional Sites (which result from a Conversion) only if such revenue sharing obligation exists under a Prime Lease prior to October 1, 2023 and is disclosed to LICENSEE as of the Effective Date. If the Prime Lease for a Committed Site or Additional Site (which undergoes a Conversion) becomes subject to a revenue sharing obligation between October 1, 2023 and the day prior to the Effective Date (“New Revenue Sharing Obligation”) and such New Revenue Sharing Obligation is disclosed to LICENSEE as of the Effective Date (including copies of the Prime Lease before and after the New Revenue Sharing Obligation and unredacted as to the New Revenue Sharing Obligation), then LICENSEE shall reimburse LICENSOR for up to [***] in New Revenue Sharing Obligations annually (“Annual New Revenue Share Cap”). The Annual New Revenue Share Cap shall increase annually by the Escalation Rate. With respect to Committed Sites and Additional Sites (which result from a Conversion), LICENSOR shall be solely responsible for fees for (i) New Revenue Sharing Obligations in excess of the Annual New Revenue Share Cap and (ii) new revenue share obligations agreed to on or after the Effective Date. LICENSOR represents to LICENSEE that from October 1, 2023 through the Effective Date, LICENSOR has negotiated all revenue share requirements contained within a Prime Lease in the ordinary course of business, in good faith and consistent with past practice. LICENSOR will use commercially reasonable efforts to minimize New Revenue Sharing Obligations where possible and will not negotiate reduced ground rent from the then existing ground rent in exchange for a New Revenue Sharing Obligation. The provisions of this Section 38 shall not apply to any Additional New Sites.

39.           COUNTERPARTS. This MLA may be executed in any number of counterparts. Each counterpart will be deemed an original and all counterparts shall constitute one agreement binding on all Parties. This MLA may be executed by original, facsimile, or electronic signatures (complying with the U.S. Federal ESIGN Act of 2000, 15 U.S.C. 96) and such signatures will be considered binding for all purposes. A scanned or electronically reproduced copy or image of this MLA shall be deemed an original and may be introduced or submitted in any action or proceeding as competent evidence of the execution, terms and existence of this MLA notwithstanding the failure or inability to produce or tender an original, executed counterpart of this MLA and without the requirement that the unavailability of such original, executed counterpart of this MLA first be proven. The provisions of this Section 39 shall also apply to any amendments to this MLA, any SLAs and any amendments to SLAs.

40.           ADDITIONAL LICENSOR OBLIGATIONS.

(a)            Definition. As used in this MLA and any SLAs, “Site(s)” means the Tower, property, land area, equipment shelters, easements, roadways and all improvements thereto owned, managed or otherwise controlled by USCC or LICENSOR and except as otherwise specifically set forth herein only includes the Sites listed on Exhibit H and Part A of Exhibit J. For the sake of clarity, the definition of “Site(s)” includes, without limitation, macro sites, distributed antenna systems and nodes, small cell locations, and any other physical space that LICENSOR provides to T-Mobile for T-Mobile’s network under this MLA, and any and all infrastructure managed, owned, or operated by LICENSOR that supports T-Mobile’s network gear pursuant to this MLA.

(b)            Other T-Mobile Locations. Neither LICENSOR nor USCC will in any way object to or interfere with T-Mobile’s or its Affiliates’ or Subsidiaries’ efforts to obtain, approvals, permits and other permissions from municipalities, government agencies, property owners and other entities to allow T-Mobile to improve its network by installing antenna facilities at any locations T-Mobile, in its sole discretion, deems necessary.

(c)            At-Risk Sites. From and after the Effective Date and for as long as any SLA remains in effect, LICENSOR shall notify T-Mobile within thirty (30) days after LICENSOR becomes aware of any At-Risk Sites and any such notice shall include (i) the T-Mobile Site ID; (ii) a brief explanation of why the Site constitutes an At-Risk Site; and (iii) a copy of any written communication relating to the circumstances that cause the Site to be an At-Risk Site. As used in this subsection (c), an “At-Risk Site” means any Premises with respect to which LICENSOR is aware of, or has received written communication about (including, without limitation, letters, demands, claims, notices, liens, emails, violations, and/or any inquiries), any specific circumstance(s) that are reasonably likely to adversely affect T-Mobile’s ability to operate its network or equipment at any such At-Risk Site.

41.           LICENSOR HIGH-COST PRIME LEASE COSTS. [***].

42.           TRANSFER PRICING PROHIBITION. LICENSOR acknowledges and agrees that except as set forth the specific charges explicitly set forth in Section 3(b)-(d) (License Fees), Section 7 (Utilities), Section 9(a) and associated Exhibit D for Fee Schedule Section 10(d) (Radio Frequency Site Analysis), Section 11(a) (Height Limitation), Section 16 (Environmental), Section 19(a) (LICENSEE Taxes), Section 21(a) (Removal), Section 22(b) (LICENSOR’s Remedies), Section 22(g) (Attorneys’ Fees). Section 38 (Revenue Share), Section 41 (Licensor High-Cost Prime Lease Costs) and Exhibit E Section 3(a) and Section 6, or arising from LICENSEE’s sole obligations hereunder, LICENSEE is not responsible for any other fees, rents, rates, costs, third-party passthroughs, or other charges arising out of this MLA and each SLA (the “Extra Charges”), including without limitation LICENSOR’s performance of its obligations of this MLA such as obtaining Owner consents, paying for any additional revenue share charges, and, as such, LICENSOR is prohibited from imposing the Extra Charges onto LICENSEE and any attempt (i.e., directly or indirectly such as withholding an approval) to impose Extra Charges onto LICENSEE is null and void, provided, further that if such attempt to impose Extra Charges is made as part of LICENSOR’s approval rights in this MLA, then such approval is deemed automatically approved. This section shall not apply to any indemnification obligations of LICENSEE under this MLA.

43.           SHORT-TERM SPECTRUM MANAGER LEASE/SUBLEASE. Notwithstanding anything contained herein, if LICENSOR or an affiliate of LICENSOR exercises its right to maintain operations as set forth in the Short-Term Spectrum Manager Lease Agreement (as defined in the SPA) or the Short-Term Spectrum Manager Sublease Agreement (DE Spectrum) (as defined in the SPA and together with the Short-Term Spectrum Manager Lease Agreement, the “Spectrum Manager Leases”), then the provisions set forth in the Spectrum Manager Leases shall apply as applicable. To the extent there exists a conflict or discrepancy between the provisions of this MLA and either of the Spectrum Manager Leases, the provisions of the Spectrum Manager Leases shall control.

[signature page follows]

IN WITNESS WHEREOF, the Parties have set their hands as of the dates written below.

T-MOBILE USA, INC., on behalf of its Affiliates and Subsidiaries

By:	/s/ Peter Osvaldik

Name:	Peter Osvaldik

Title:	Executive Vice President and Chief Financial Officer

Date: August 1, 2025

ADI LEASING COMPANY, LLC, on behalf of its Affiliates and Subsidiaries

By:	/s/ Douglas W. Chambers

Name:	Douglas W. Chambers

Title:	Vice President and Treasurer

Date: August 1, 2025

EXHIBIT A

SITE LICENSE AGREEMENT

EXHIBIT B

LICENSOR’S APPLICATION FORM

EXHIBIT C

AMENDMENT TO SITE LICENSE AGREEMENT

EXHIBIT D

FEE SCHEDULE

EXHIBIT E

INTERIM SITES – SPECIAL TERMS

EXHIBIT F

EXISTING TOWERS

EXHIBIT G

TOWERS UNDER CONSTRUCTION

EXHIBIT H

COMMITTED SITES

EXHIBIT I

EXISTING SITES

EXHIBIT J

INTERIM SITES

EXHIBIT K

SHARED ASSET AGREEMENTS

EXHIBIT L

SOLE OCCUPANT SITES

EXHIBIT M

ANTICIPATED SITES